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                                                                    EXHIBIT 99.1
NEWS RELEASE


METRICOM REPORTS FOURTH QUARTER 2000 RESULTS

RICOCHET, FASTEST MOBILE WIRELESS INTERNET SERVICE, COVERS 48 MILLION IN 15 MARKETS

DEPLOYMENT POSTPONED PENDING ADDITIONAL FUNDING

SAN JOSE, CALIFORNIA - FEBRUARY 8, 2001- Metricom, Inc. (Nasdaq: MCOM), a leading high-speed mobile wireless data network operator, today announced results for its fourth quarter and year ended December 31, 2000.

For the fourth quarter of 2000, Metricom reported revenues of $2.4 million, compared with $4.9 million for the same period of 1999. The Company reported a net loss attributable to common stockholders of $114.4 million or $3.71 per share in the fourth quarter of 2000, compared with a net loss of $56.3 million or $2.51 per share for the same period of the prior year. Capital expenditures for the fourth quarter of 2000 totaled $201.6 million, compared with $27.4 million in the same period of 1999. Total cash, investments and restricted cash and investments at December 31, 2000 stood at $526.8 million, the decrease from the previous quarter's $792.2 million being driven by capital expenditures and an Operating Cash Flow Loss (Loss from Operations plus Depreciation and Amortization) of $95.0 million in the quarter. The deployment of the high-speed Ricochet network principally accounts for the net loss attributable to common stockholders and capital expenditures for the period.

Metricom reported revenues of $11.8 million for the year, compared with $18.5 million for 1999. The Company reported a net loss attributable to common stockholders for 2000 of $245.4 million, or $8.15 per share; compared with a net loss of $104.5 million or $5.13 per share for 1999. In December, 2000, the company paid the annual dividend on its preferred shares in kind, which together with other non-cash items related to the preferred shares, aggregated $57.2 million. In addition, the Company made $645.7 million of capital expenditures primarily for network construction in progress in 2000, compared with $33.7 million in 1999. Revenues declined on a year-over-year basis due primarily to the Company's strategic decisions early in the year to license Utilinet operations to Schlumberger and to discontinue the sale of modems and subscriptions for its original Ricochet 28.8 kbps service. Metricom's 2000 results reflect the company's investment in the national deployment and commercial service launch of the nation's fastest mobile wireless data network.

During 2000, Metricom commenced the launch of the first nationwide high-speed wireless internet and corporate LAN access system. Service is now available in 13 markets as high-speed service and two markets with the original 28.8 kbps service, for a total of 15 markets with a population under coverage of 48 million people. Service is now available in Atlanta, Baltimore, Dallas, Denver, Detroit, Houston, Los Angeles, Minneapolis, New York City, Philadelphia, Phoenix, San Diego, and San Francisco with high-speed service; and Seattle and Washington, D.C. with the original 28.8 kbps service.

Total subscriber count at December 31, 2000 was 34,000, including 21,800 subscribers of our 28.8 kbps service and 12,200 subscribers of the newly launched 128 kbps service. This compared with subscriber count at the end of 1999 of 29,700 subscribers including no 128 kbps subscribers; and at September 30, 2000, of 25,900 subscribers including 2,500 128 kbps service subscribers. Average revenue per user, which is calculated quarterly, was $26.61 for the fourth quarter, up from $25.61 in the prior quarter.



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DEPLOYMENT POSTPONED PENDING ADDITIONAL FINANCING

In recognition of the company's need to manage cash conservatively, it will be focusing 2001 deployment efforts on the most significant markets. Deployment in other markets will depend on additional funding. Timothy Dreisbach, Metricom's chairman and CEO commented, "While fourth quarter results were in line with the company's expectations, the reality of the tight capital markets requires that we scale back our deployment plans, and look internally for further operating efficiencies. This prudent approach reduces the amount of capital required and provides additional time to secure more extensive financing on favorable terms. We continue to work closely with our strategic partners and financial advisors in our efforts to secure permanent financing."

The Company has funding for its operations and network build out into the second half of 2001. In the absence of financing, the business will not have sufficient resources to continue operations. We are looking at all alternatives and preparing to reduce staff and operations.

FOURTH QUARTER AND YEAR-END RESULTS WEBCAST DETAILS
Conference Date: February 8, 2001
Conference Time:  11:00 a.m. Eastern Time
Webcast Information: www.Ricochet.com (http://www.Ricochet.com) on the Investor Relations page
Webcast replay available through February 22, 2001

ABOUT METRICOM
Metricom, Inc. is a leading high-speed mobile wireless data network operator. With its high-speed Ricochet mobile access, Metricom is making "information anytime" possible-at home, at the office, on the road, and on many devices. Founded in 1985, Metricom has spent more than 15 years on the development of its distinctive Micro Cellular Data Network (MCDN) technology. That experience enables Metricom to develop the fastest wireless mobile data networking and technology available today. Ricochet has operated a 28.8 kbps service since 1995. The new Ricochet, delivering user speeds of 128 kbps, is currently available in thirteen markets and is connected to two 28.8 kbps service areas to increase coverage for mobile professionals. For more information, please visit Metricom at www.metricom.com (http://www.metricom.com).

Metricom and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners.

Statements made in this press release that are not historical facts, including those related to future market conditions, future funding requirements, future funding options, future subscriber growth, future capital expenditures, future competitors, future partners, future market rollouts and future technology, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, the availability of financing and additional competition from existing and future competitors may impact the market. Projections of capital requirements, market size, partners, market acceptance, technological rollout and competition are estimated based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. All forward-looking statements are subject to the successful completion of the actions described in this press release. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release.



DEPLOYMENT FACT SHEET

February 8, 2001

Deployment Update: Ricochet service is now available in 15 markets, covering 48 million people, 13 with 128 kbps high-speed service, and two with our original
28.8 kbps service. Subscribers are able to use their service in any of the 15 markets.

Status of the build out:

    o Launched Ricochet 128 high-speed service in 13 markets: Atlanta, Baltimore, Dallas/Fort Worth, Denver, Detroit, Houston, Los Angeles (February 5, 2001), Minneapolis, New York City, Philadelphia, Phoenix, San Diego, and San Francisco. The high-speed service is integrated with 28.8 kbps service in the Seattle and Washington, D.C. markets.

    o Added new municipal agreements in 2000 covering nearly 22 million people for a total of 71 million.

    o Added new utility agreements in 2000 covering 51 million people for total of nearly 76 million.

    o Increased the number of wired access point (WAP) leases to 2,150 leases completed and over 200 in negotiation. Zoning has now been received for over 2,100 sites, architectural and engineering completed for over 1,900 sites and building permits received for 1,550 sites

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    o Construction completed on 1,070 WAP sites with 250 more under construction at year-end.

    o Received from vendors over 2,100 WAP units, with another 230 at >90% complete at year-end.

    o Radios received (poletop and WAP radios) reached a cumulative 140,000.

    o Installed over 51,000 poletops during the year.

Resellers:

    o WorldCom joined GoAmerica, Juno Online Services and Wireless WebConnect! actively selling Ricochet service.

    o Aether and IP Communications are expected to be actively selling Ricochet in the near future.

    o Self-Service Activation commenced, allowing users to purchase a modem off-the-shelf at a retail outlet and sign-up for Ricochet service directly over the Internet.

Modems:

    o Received 57,700 Alps GS external modems.

    o Novatel commenced shipments of its Merlin Ricochet enabled PC card modems and they are now available through a number of outlets.

    o NatSteel GT modems are now available.

    o Sierra Wireless is expected to begin shipments of its AirCard 400 Ricochet enabled Network Interface Card shortly.

    o National Semiconductor continues to progress in design efforts for a Ricochet chipset that will reduce the size of the modem sufficiently to allow it to be incorporated directly into consumer devices in a variety of forms.

Awards:

The company and its Ricochet service received the following awards and recognition during the quarter:

    o Awarded "Best of Show" at Comdex and PC Expo

    o Named one of Business Week's "Best Products of 2000"

    o Listed in The Industry Standard's "The Standard 100"



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                                 METRICOM, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                        December 31,     December 31,
                                                           2000             1999
                                                        ------------     ------------

ASSETS
Current Assets:
   Cash and cash equivalents                            $   315,309      $   354,820
   Restricted cash and cash equivalents                      11,331                -
   Short-term investments                                   143,928          144,521
   Restricted short-term investments                         38,085                -
   Accounts receivable, net                                   2,409            2,387
   Inventories, net                                          31,686              586
   Prepaid expenses and other                                11,480            3,116
                                                        ------------     ------------
     Total current assets                                   554,228          505,430

Property and equipment, net                                 202,891           12,233
Network construction in progress                            463,535           22,034
Other assets                                                 14,740            6,950
Restricted long-term investments                             18,166                -
                                                        ------------     ------------
Total assets                                            $ 1,253,560      $   546,647
                                                        ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT):
Current liabilities:
   Accounts payable                                     $    89,115      $     9,649
   Accrued liabilities                                       38,973           12,642
   Notes payable                                                876            4,521
                                                        ------------     ------------
     Total current liabilities                              128,964           26,812
                                                        ------------     ------------

Long-term debt                                              244,667              385
                                                        ------------     ------------
Other liabilities                                               554              321
                                                        ------------     ------------
Redeemable convertible preferred stock                      614,976          573,329
                                                        ------------     ------------
Stockholders' Equity/(Deficit):
   Common stock                                                  31               25
   Warrants to purchase common stock                         61,869              -
   Additional paid-in capital                               783,252          283,763
   Accumulated deficit                                     (583,348)        (337,988)
   Accumulated other comprehensive loss                       2,595                -
                                                        ------------     ------------
     Total stockholders' equity/(deficit)                   264,399         (54,200)
                                                        ------------     ------------

   Total liabilities and stockholders'equity/(deficit)  $ 1,253,560      $   546,647
                                                        ============     ============



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                                 METRICOM, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          THREE MONTHS ENDED                      TWELVE MONTHS ENDED
                                                          ------------------                      --------------------
                                                   DEC 31, 2000        DEC 31, 1999         DEC 31, 2000        DEC 31, 1999
                                                   ------------        ------------       >  ------------        ------------
                                                             (Unaudited)
REVENUES:
    Service revenues                                   $ 2,271             $ 2,930              $ 8,808            $ 10,088
    Product revenues                                       113               1,950                3,038               8,437
                                                   ------------        ------------         ------------        ------------
      Total revenues                                     2,384               4,880               11,846              18,525
                                                   ------------        ------------         ------------        ------------
COSTS AND EXPENSES:
    Cost of service revenues                            42,244               8,264              110,682              20,997
    Cost of product revenues                             6,095               1,275               10,440               6,014
    Research and development                            13,958               8,317               44,476              33,019
    Selling, general and administrative                 35,112               6,405               65,145              19,005
    Depreciation and amortization                       11,967               1,596               20,462               4,716
                                                   ------------        ------------         ------------        ------------
      Total costs and expenses                         109,376              25,857              251,205              83,751
                                                   ------------        ------------         ------------        ------------

      Loss from operations                            (106,992)            (20,977)            (239,359)            (65,226)

Interest expense                                          (367)             (1,316)             (11,600)             (5,884)
Interest and other income                               11,388               4,229               62,812               4,818
                                                   ------------        ------------         ------------        ------------

      Net loss                                       $ (95,971)          $ (18,064)          $ (188,147)          $ (66,292)

Preferred dividends and accretion                       18,390              38,234               57,213              38,234
                                                   ------------        ------------         ------------        ------------
  Net loss attributable to common stockholders      $ (114,361)          $ (56,298)          $ (245,360)         $ (104,526)
                                                   ============        ============         ============        ============

  Net loss attributable to common stockholders
          per share                                    $ (3.71)            $ (2.51)             $ (8.15)            $ (5.13)
                                                   ============        ============         ============        ============

      Weighted average shares outstanding               30,785              22,398               30,091              20,375
                                                   ============        ============         ============        ============



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